As filed with the Securities Exchange Commission on February 16, 2001

                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

  ----------------------------------------------------------------------------


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           DRAGON PHARMACEUTICAL, INC.
             (Exact Name of registrant as specified in its charter)


        Florida                                            65-0142474
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)




     543 Granville Street, Suite 1200, Vancouver, British Columbia V6C IX8
              (Address of Principal Executive Offices)            (Zip Code)


      Stock Options in Aggregate Amount of 3,050,000 Granted to Directors,
        Technical Advisors, and Employees Under Stock Option Agreements
                            (Full title of the plan)

                                   Longbin Liu
                           Dragon Pharmaceutical Inc.
                              543 Granville Street
                                   Suite 1200
                       Vancouver, British Columbia V6C IX
                     (Name and address of agent for service)

                                  604-669-8817
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee



                                          Proposed maximum   Proposed maximum
Title of Securities         Amount         offering price        aggregate          Amount of
to be registered(1)    to be registered      per share        offering price     registration fee
-------------------    ----------------   ----------------   -----------------   ----------------

Common Stock              3,050,000          $ 2.375(2)         $ 7,243,750         $ 1,810.94
Underlying
aggregate
individual options
grants under
individual
agreements



(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Dragon Pharmaceutical, Inc pursuant to Rule 416(a).

(2) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the high and low price per share of the common stock of the Company on February 15, 2001, as quoted on the OTC bulletin board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Dragon Pharmaceutical Inc., a Florida corporation (the "Company"), by this reference hereby incorporates into this registration statement the following documents filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

(1) The Company's Prospectus dated December 29, 2000, filed pursuant to Rule 424(b) on December 29, 2000, as supplemented on January 2, 2001;

(2) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2000, June 30, 2000, and September 30, 2000;

(3) The description of securities in Item 8 of the Company's Registration Statement on Form 10-SB, as amended, for registration of the Company's common stock pursuant to Section 12(g) of the Exchange Act.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable

Item 6. Indemnification of Directors and Officers.

     Dragon Pharmaceutical has adopted Section 607.0850 of the 1999 Florida Statutes, Business Organization of the State of Florida in its bylaws. Section
607.0850 states:

     (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (2) A corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The statute also says a Florida corporation may make such further indemnification of its directors, officers, employees, and agents as its bylaws, other agreements, or vote of shareholders or directors deems appropriate. However, a Florida corporation shall not indemnify and director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her action were material to the cause of action and constitute (a) a violation of the criminal law, unless such individual had cause to believe his or her conduct was lawful or had no reason to believe the conduct was unlawful;
(b) a transaction from which the individual derived an improper personal benefit; (c) in the case of a director, a circumstance in which he or she has voted for, or consented to, a distribution in violation of the law; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number   Description of Exhibit


5.1              Opinion of Bartel Eng & Schroder dated re: legality.

10.12            Sample Stock Option Grant Agreement.

23.1             Consent of  Bartel Eng & Schroder is contained in Exhibit 5.1.

23.2             Consent of Independent Auditors.


Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

     (2) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on February 13, 2001.

                                            Dragon Pharmaceutical Inc.,
                                            a Florida corporation


                                            By:    /s/  Longbin Liu
                                                   -----------------------------
                                                   Longbin Liu, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:  2/13/01                              By:    /s/  Longbin Liu
                                                   -----------------------------
                                                   Longbin Liu, President
                                                   Chief Executive Officer and
                                                   Chairman of the Board

Date:  2/13/01                              By:    /s/  Ken Z. Cai
                                                   -----------------------------
                                                   Ken Z. Cai, Director
                                                   Chief Financial Officer,
                                                   Principal Financial Officer


Date:  2/13/01                              By:    /s/  Greg Hall
                                                   -----------------------------
                                                   Greg Hall, Director


Date:  2/13/01                              By:    /s/  Alexander Wick
                                                   -----------------------------
                                                   Alexander Wick, Director


Date:  2/13/01                              By:    /s/ Philip Yeun Pak Yiu
                                                   -----------------------------
                                                   Philip Yeun Pak Yiu, Director


Date:  2/13/01                              By:    /s/  Dr.Yiu Kwong Sun
                                                   -----------------------------
                                                   Dr. Yiu Kwong Sun, Director